Exhibits and Financial Statement Schedules

(a) Exhibits. See Exhibit Index following the signature pages to this Registration Statement.

(b) Financial Statement Schedules.

All other schedules, other than those listed above, are omitted because the information is not required or because the information is included in the Financial Statements or Notes to Financial Statements.

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Report of Independent Registered Public Accounting Firm on Schedules

The Board of Directors

Woodmen of the World Life Insurance Society and/or

Omaha Woodmen Life Insurance Society

We have audited the statutory-basis balance sheets of Woodmen of the World Life Insurance Society and/or Omaha Woodmen Life Insurance Society (the Society) as of December 31, 2011 and 2010, and the related statutory-basis statements of operations, changes in surplus, and cash flow for each of the three years in the period ended December 31, 2011, and have issued our report thereon dated April 16, 2012 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules, listed in the Exhibit Index of this Registration Statement. These schedules are the responsibility of the Society’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Des Moines, Iowa

April 16, 2012

II-2 A member firm of Ernst & Young Global Limited

Schedule I – Summary of Investments

Other Than Investments in Related Parties

As of December 31, 2011

Type of Investment	Cost	Estimated Market Value	Amount at Which Shown in the Statement of Financial Position
	(Dollars In Thousands)
Bonds:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$639,826	$685,319	$640,238
States, municipalities, and political subdivisions	1,295,520	1,371,776	1,296,897
Foreign governments	359,956	377,315	360,866
All other corporate bonds	3,071,423	3,394,801	3,083,733
Mortgage-backed and other asset-backed securities	879,858	940,448	881,644

Total bonds	6,246,583	6,769,659	6,263,378

Equity securities:
Common stocks:
Banks, trust, and insurance companies	45,550	46,173	46,173
Industrial, miscellaneous, and all other	326,673	395,299	395,299
Mutual funds	7,084	3,210	3,210

Total equity securities	379,307	444,682	444,682

Mortgage loans	1,377,238		1,377,238
Real estate	200,921		90,553
Certificate loans	171,810		170,741
Securities lending reinvestment collateral assets	475,089		475,089
Other invested assets
	202,257		202,257

Total investments
	$9,053,205		$9,040,959

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Schedule III – Supplementary Insurance Information

As of December 31, 2011, 2010, and 2009 and for Each of the Years Then Ended

	Future Policy Benefits and Claims	Contractholder and Other Certificateholder Funds
	(Dollars In Thousands)
2011
Life and health insurance	$7,397,895	$90,549
2010
Life and health insurance	$7,021,996	$104,435
2009
Life and health insurance	$6,675,541	$109,877

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Schedule III – Supplementary Insurance Information (continued)

As of December 31, 2011, 2010, and 2009 and for Each of the Years Then Ended

	Premiums and Other Considerations	Net Investment Income (1)	Benefits, Claims, and Settlement Expenses	Other Operating Expenses (1)
	(Dollars In Thousands)
2011
Life and health insurance	$752,058	$417,158	$860,773	$200,779
2010
Life and health insurance	$753,573	$410,886	$849,204	$196,932
2009
Life and health insurance	$803,621	$403,273	$873,705	$200,653

(1)	Allocations of net investment income and certain operating expenses are based on a number of assumptions and estimates, and reported operating results would change if different methods were applied.

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Schedule IV – Reinsurance

As of December 31, 2011, 2010, and 2009 and for Each of the Years Then Ended

	Gross Amount	Ceded to Other Companies	Net Amount
	(Dollars In Thousands)
2011
Life insurance in force	$35,826,241	$4,928,964	$30,897,277

Premiums:
Life insurance	$746,462	$9,379	$737,083
Supplemental contracts involving life contingencies	6,048	—	6,048
Supplemental contracts not involving life contingencies
Accident and health insurance	10,464	1,537	8,927

Total	$762,974	$10,916	$752,058

2010
Life insurance in force	$35,350,797	$4,902,905	$30,447,892

Premiums:
Life insurance	$748,406	$9,301	$739,105
Supplemental contracts involving life contingencies	5,577	—	5,577
Supplemental contracts not involving life contingencies	—	—	—
Accident and health insurance	10,575	1,684	8,891

Total	$764,558	$10,985	$753,573

2009
Life insurance in force	$34,890,092	$4,803,278	$30,086,814

Premiums:
Life insurance	$800,871	$9,580	$791,291
Supplemental contracts involving life contingencies	3,322	—	3,322
Supplemental contracts not involving life contingencies	—	—	—
Accident and health insurance	10,766	1,758	9,008

Total	$814,959	$11,338	$803,621

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